Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors rYojbaba Co., Ltd.:

We hereby consent to the inclusion in this Registration Statement of rYojbaba Co., Ltd. and its subsidiary (the “Company”) on Form F-1 of our report dated June 24, 2024, except for Notes 1, 6, and 14 as to which the date is August 2, 2024, related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in this Registration Statement on Form F-1.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

August 2, 2024